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                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


We have issued our report dated February 28, 1996 accompanying the consolidated financial statements of Synagro Technologies, Inc. and subsidiaries included in the Annual Report of Synagro Technologies, Inc. on Form 10-K for the year ended December 31, 1995 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
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SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 27, 1997